Filed  #C20499-98
January  5,  2001
In  the  office  of
Dean  Heller
Secretary  of  State

                       CERTIFICATE OF REVERSE STOCK SPLIT
                                       FOR
                        FETCHOMATIC GLOBAL INTERNET INC.

The undersigned President and Secretary of FETCHOMATIC GLOBAL INTERNET INC., a Nevada corporation (the "Corporation"), hereby certify for the purposes of Nevada Revised Statute 78.209 as follows:

1. The Board of Directors of the Corporation has unanimously approved, by written consent, dated December 14, 2000, a six (6) for one (1) reverse stock split (the "Reverse Stock Split") of the Corporation's authorized, issued and outstanding common stock.

2. The total authorized number of shares of the Corporation before the effective date of the Reverse Stock Split was Two Hundred Million (200,000,000) shares of common stock with a par value of $0.001.

3. The total authorized number of shares after the effective date of the Reverse Stock Split shall be Thirty Three Million Three Hundred Thirty Three Thousand Three Hundred Thirty Four (33,333,334) shares of common stock with a par value of $0.001.

4. The Corporation shall issue one (1) share of common stock in exchange for every six (6) shares of common stock issued and outstanding immediately prior to the effective date of the Reverse Stock Split.

5. Stockholders who would otherwise be entitled to a fractional share shall be issued an additional fraction of a share as is necessary to increase a fractional share to a full share.

6. The approval of the stockholders of the Corporation is not required to effect the Reverse Stock Split.

7. The Reverse Stock Split shall be effective on the date that this Certificate is filed with the Nevada Secretary of State.

Dated  this  5th  day  of  January,  2001.


/s/  Jeffrey  D.  Welsh                 /s/  Lindsay  Lent
JEFFREY  D.  WELSH,  President          LINDSAY  LENT,  Secretary

This instrument was acknowledged before me on January 5, 2001, by JEFFREY D. WELSH, known or proved to be the person executing the above instrument.

/s/  Sharon  L.  Faulkner
Notary  Public

This instrument was acknowledged before me on January 5, 2001, by LINDSAY LENT, known or proved to be the person executing the above instrument.

/s/  Terry  D.  Millichamp
Notary  Public